Exhibit 99.2
ITEM 7. — MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This item 7 contains forward-looking statements. Forward-looking statements in this Annual Report on Form 10-K are subject to a number of risks and uncertainties, some of which are beyond our control. Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which we are not currently aware or which we currently deem immaterial could also cause our actual results to differ, including those discussed in the sections entitled “Forward-Looking Statements” and “Risk Factors” included elsewhere in this Annual Report.
Overview
Compass Diversified Holdings, a Delaware statutory trust, was incorporated in Delaware on November 18, 2005. Compass Group Diversified Holdings, LLC, a Delaware limited liability Company, was also formed on November 18, 2005. In accordance with the Trust Agreement, the Trust is sole owner of 100% of the Trust Interests (as defined in the LLC Agreement) of the Company and, pursuant to the LLC Agreement, the Company has outstanding, the identical number of Trust Interests as the number of outstanding shares of the Trust. The Manager is the sole owner of the Allocation Interests of the Company. The Company is the operating entity with a board of directors and other corporate governance responsibilities, similar to that of a Delaware corporation.
The Trust and the Company were formed to acquire and manage a group of small and middle-market businesses headquartered in North America. We characterize small to middle market businesses as those that generate annual cash flows of up to $60 million. We focus on companies of this size because of our belief that these companies are often more able to achieve growth rates above those of their relevant industries and are also frequently more susceptible to efforts to improve earnings and cash flow.
In pursuing new acquisitions, we seek businesses with the following characteristics:
•	North American base of operations;

•	stable and growing earnings and cash flow;

•	maintains a significant market share in defensible industry niche (i.e., has a “reason to exist”);

•	solid and proven management team with meaningful incentives;

•	low technological and/or product obsolescence risk; and

•	a diversified customer and supplier base.
Our management team’s strategy for our subsidiaries involves:
•	utilizing structured incentive compensation programs tailored to each business to attract, recruit and retain talented managers to operate our businesses;

•	regularly monitoring financial and operational performance, instilling consistent financial discipline, and supporting management in the development and implementation of information systems to effectively achieve these goals;

•	assisting management in their analysis and pursuit of prudent organic cash flow growth strategies (both revenue and cost related);

•	identifying and working with management to execute attractive external growth and acquisition opportunities; and

•	forming strong subsidiary level boards of directors to supplement management in their development and implementation of strategic goals and objectives.

Based on the experience of our management team and its ability to identify and negotiate acquisitions, we believe we are positioned to acquire additional attractive businesses. Our management team has a large network of over 2,000 deal intermediaries to whom it actively markets and who we expect to expose us to potential acquisitions. Through this network, as well as our management team’s active proprietary transaction sourcing efforts, we typically have a substantial pipeline of potential acquisition targets. In consummating transactions, our management team has, in the past, been able to successfully navigate complex situations surrounding acquisitions, including corporate spin-offs, transitions of family-owned businesses, management buy-outs and reorganizations. We believe the flexibility, creativity, experience and expertise of our management team in structuring transactions provides us with a strategic advantage by allowing us to consider non-traditional and complex transactions tailored to fit a specific acquisition target.
In addition, because we intend to fund acquisitions through the utilization of our Revolving Credit Facility, we do not expect to be subject to delays in or conditions by closing acquisitions that would be typically associated with transaction specific financing, as is typically the case in such acquisitions. We believe this advantage is a powerful one and is highly unusual in the marketplace for acquisitions in which we operate.
Initial public offering and company formation
On May 16, 2006, we completed our initial public offering of 13,500,000 shares of the Trust at an offering price of $15.00 per share (the “IPO”). Total net proceeds from the IPO, after deducting the underwriters’ discounts, commissions and financial advisory fee, were approximately $188.3 million. On May 16, 2006, we also completed the private placement of 5,733,333 shares to CGI for approximately $86.0 million and completed the private placement of 266,667 shares to Pharos I LLC, an entity controlled by Mr. Massoud, the Chief Executive Officer of the Company, and owned by our management team, for approximately $4.0 million. CGI also purchased 666,667 shares for $10.0 million through the IPO.
Subsequent to the IPO the Company’s board of directors engaged the Manager to externally manage the day-to-day operations and affairs of the Company, oversee the management and operations of the businesses and to perform those services customarily performed by executive officers of a public Company.
From May 16, 2006 through December 31, 2008, we purchased nine businesses (each of our businesses is treated as a separate business segment) and disposed of three, as follows:
     Acquisitions
•	On May 16, 2006, we made loans to and purchased a controlling interest in CBS Personnel for approximately $128 million. As of December 31, 2008, we own approximately 66.4% of the common stock on a primary basis and 62.4% on a fully diluted basis.

•	On May 16, 2006, we made loans to and purchased a controlling interest in Crosman for approximately $73 million representing at the time of purchase approximately 75.4% on both a primary and fully diluted basis.

•	On May 16, 2006, we made loans to and purchased a controlling interest in Advanced Circuits for approximately $81 million. As of December 31, 2008, we own approximately 70.2% of the common stock on a primary and fully diluted basis.

•	On May 16, 2006, we made loans to and purchased a controlling interest in Silvue for approximately $36 million, representing at the time of purchase approximately 72.3% of the outstanding stock on both a primary and fully diluted basis.

•	On August 1, 2006, we made loans to and purchased a controlling interest in Anodyne for approximately $31 million. As of December 31, 2008, we own approximately 67.0% of the common stock on a primary basis and 57.0% on a fully diluted basis.

•	On February 28, 2007, we made loans to and purchased a controlling interest in Aeroglide for approximately $58 million, representing at the time of purchase approximately 88.9% of the outstanding stock on a primary basis and approximately 73.9% on a fully diluted basis.

•	On February 28, 2007, we made loans to and purchased a controlling interest in HALO was purchased for approximately $62 million. As of December 31, 2008, we own approximately 88.3% of the common stock on a primary basis and 73.6% on a fully diluted basis.

•	On August 28, 2007, we made loans to and purchased a controlling interest in American Furniture for approximately $97 million. As of December 31, 2008, we own approximately 93.9% of the common stock on a primary basis and 84.5% on a fully diluted basis.

•	On January 4, 2008, we made loans to and purchased a controlling interest in Fox for approximately $80.4 million. As of December 31, 2008, we own approximately 75.5% of the common stock on a primary basis and 68.0% on a fully diluted basis.
     Dispositions
•	On January 5, 2007, we sold all of our interest in Crosman, for approximately $143 million. We recorded a gain on the sale in the first quarter of 2007 of approximately $36 million.

•	On June 24, 2008, we sold all of our interest in Aeroglide, for approximately $95 million. We recorded a gain on the sale in the second quarter of 2008 of approximately $34 million.

•	On June 25, 2008, we sold all of our interest in Silvue, for approximately $95 million. We recorded a gain on the sale in the second quarter of 2008 of approximately $39 million.
We are dependent on the earnings of, and cash receipts from, the businesses that we own to meet our corporate overhead and management fee expenses and to pay distributions. These earnings and distributions, net of any noncontrolling interest in these businesses, will be available:
•	First, to meet capital expenditure requirements, management fees and corporate overhead expenses;

•	Second, to fund distributions from the businesses to the Company; and

•	Third, to be distributed by the Trust to shareholders.
2008 Highlights
Acquisition of Fox Factory
On January 4, 2008, we purchased a controlling interest in Fox, with operations headquartered in Watsonville, California. Fox is a designer, manufacturer and marketer of high end suspension products for mountain bikes, all-terrain vehicles, snowmobiles and other off-road vehicles. Fox both acts as a tier one supplier to leading action sport original equipment manufacturers and provides after-market products to retailers and distributors. We made loans to and purchased a controlling interest in Fox for approximately $80.4 million, representing approximately 75.5% of the outstanding equity
Acquisition of Staffmark
On January 21, 2008, CBS Personnel purchased all of the outstanding equity interests of Staffmark. Staffmark is a leading provider of commercial staffing services in the United States. Staffmark provides staffing services in over 30 states through over 200 branches and on-site locations. The majority of Staffmark’s revenues are derived from light industrial staffing, with the balance of revenues derived from administrative and transportation staffing, permanent placement services and managed solutions. Similar to CBS Personnel, Staffmark was one of the largest privately held staffing companies in the United States. CBS Personnel repaid approximately $80 million of Staffmark debt and issued CBS Personnel common stock valued at $47.9 million, representing approximately 28% of CBS Personnel’s outstanding common stock, on a fully diluted basis. As a result of the Staffmark acquisition we now own approximately 66.4% of the outstanding stock of CBS personnel on a primary basis and approximately 62.4% on a fully diluted basis.
Aeroglide disposition
On June 24, 2008, we sold our majority owned subsidiary Aeroglide, for a total enterprise value of approximately $95.0 million. Our share of the net proceeds, after accounting for the redemption of Aeroglide’s noncontrolling holders and payment of transaction expenses totaled $85.6 million. Our Manager was paid a profit allocation from this sale in August 2008, totaling approximately $7.3 million. We recognized a gain on the sale of approximately $34.0 million, or $1.08 per share.
Silvue disposition
On June 25, 2008, we sold our majority owned subsidiary Silvue, for a total enterprise value of $95.0 million. Our share of the net proceeds, after accounting for the redemption of Aeroglide’s noncontrolling holders and payment of transaction expenses totaled $71.3 million. Our Manager was paid a profit allocation from this sale in August 2008, totaling approximately $7.7 million. We recognized a gain on the sale of approximately $39.4 million, or $1.25 per share.

2008 Distributions
We increased our quarterly distribution to $0.34 per share during the third quarter of 2008. For the year we declared distributions to our shareholders totaling $1.33 per share.
Areas for focus in 2009
The areas of focus for 2009, which are generally applicable to each of our businesses, include:
•	Taking advantage, where possible, of the current economic downturn by growing market share in each of our market niche leading companies at the expense of less well capitalized competitors;

•	Achieving sales growth, technological excellence and manufacturing capability through global expansion;

•	Continuing to grow through disciplined, strategic acquisitions and rigorous integration processes;

•	Aggressively pursuing expense reduction and cost savings through contraction in discretionary spending and capital expenditures, and reductions in workforce and production levels in response to lower production volume;

•	Driving free cash flow through increased net income and effective working capital management enabling continued investment in our businesses, strategic acquisitions, and enabling us to return value to our shareholders; and

•	Sharply curtailing costs to help counteract the current global economic crisis.
Results of Operations
We were formed on November 18, 2005 and acquired our existing businesses (segments) as follows:

May 16, 2006	August 1, 2006	February 28, 2007	August 31, 2007	January 4, 2008
Advanced Circuits	Anodyne	HALO	American Furniture	Fox
CBS Personnel
Fiscal 2007 and 2008 represents a full year of operating results included in our consolidated results of operations for only three of our businesses. The remaining three businesses were acquired during fiscal 2007 and 2008 (see table above). As a result, we cannot provide a meaningful comparison of our consolidated results of operations for the year ended December 31, 2008 with any prior year. In the following results of operations, we provide (i) our consolidated results of operations for the years ended December 31, 2008, 2007 and 2006, which includes the results of operations of our businesses (segments) from the date of acquisition and (ii) comparative historical results of operations for each of our businesses acquired in 2006, on a stand-alone basis, for each of the years ended December 31, 2008, 2007 and 2006, together with relevant pro-forma adjustments, and for each of our businesses acquired in 2007 and 2008 for the years ended December 31, 2008 and 2007, together with relevant pro-forma adjustments.
Consolidated Results of Operations — Compass Diversified Holdings

	Years Ended December 31,
	2008	2007	2006
Net sales	$1,538,473	$841,791	$395,173
Cost of sales	1,196,206	636,008	307,014

Gross profit	342,267	205,783	88,159

Staffing, selling, general and administrative expense	268,206	150,633	65,950
Management fees	15,205	10,120	4,158
Supplemental put expense	6,382	7,400	22,456
Amortization of intangibles	24,605	12,679	5,814

Operating income (loss)	$27,869	$24,951	$(10,219)

Net sales
On a consolidated basis net sales increased approximately $696.7 million in the year ended December 31, 2008 compared to 2007. The increase is primarily attributable to increased revenues at CBS Personnel resulting from the acquisition of Staffmark on January 23, 2008 and net sales attributable to our majority owned subsidiary Fox, also acquired in January 2008 ($131.7 million). On a consolidated basis net sales increased approximately $446.6 million in the year ended December 31, 2007 compared to 2006. This increase is due to net sales attributable to a full year of operations of our initial businesses (acquired on May 16, 2006) in 2007 and net sales results attributable to our 2007 acquisitions ($175.4 million). Refer to the following results of operations by segment for discussion and a more detailed analysis of net sales by segment.
We do not generate any revenues apart from those generated by the businesses we own. We may generate interest income on the investment of available funds, but expect such earnings to be minimal. Our investment in our businesses is typically in the form of loans from the Company to such businesses, as well as equity interests in those companies. Cash flows coming to the Trust and the Company are the result of interest payments on those loans, amortization of those loans and, in the future, potentially, dividends on our equity ownership. However, on a consolidated basis these items will be eliminated.
Cost of sales
On a consolidated basis cost of sales increased approximately $560.2 million in the year ended December 31, 2008 compared to 2007 and $329.0 million in the year ended December 31, 2007 compared to 2006. These increases are due entirely to the corresponding increase in net sales referred to above. Refer to the following results of operations by segment for a discussion and a more detailed analysis of cost of sales.
Staffing, selling, general and administrative expense
On a consolidated basis, staffing, selling, general and administrative expense increased approximately $117.6 million in the year ended December 31, 2008 compared to 2007 and $84.7 million in the year ended December 31, 2007 compared to 2006. These increases are principally due to those costs associated with our 2008 acquisitions and 2007 acquisitions. Refer to the following results of operations by segment for a discussion and a more detailed analysis of staffing, selling, general and administrative expense. At the corporate level general and administrative costs increased approximately $2.0 million in 2008 compared to 2007 and $1.6 million in 2007 compared to 2006, in each case as a result of increased salaries and professional fees.
Management fees
Pursuant to the Management Services Agreement, we pay CGM a quarterly management fee equal to 0.5% (2.0% annualized) of our adjusted net assets, which is defined in the Management Services Agreement (see Related Party Transactions). For the year ended December 31, 2008, 2007 and 2006 we incurred approximately $14.7 million, $10.1 million and $4.2 million, respectively, in expense for these fees. The increase in management fees in 2008 is principally due to the increase in consolidated adjusted net assets in 2008 as a result of CBS Personnel’s acquisition of Staffmark in January 2008 and our acquisition of Fox in January 2008, offset in part by the sale of Aeroglide and Silvue in June 2008. The increase in management fees in 2007 compared to 2006 is principally due to incurring the management fee for four quarters in 2007 compared to only three in 2006, on our initial businesses, and the increase in adjusted net assets as a result of the 2007 acquisitions, offset in part by the sale of Crosman in January 2007.
In connection with the acquisition of Staffmark in January 2008, CBS Personnel paid approximately $0.5 million during the year ended December 31, 2008 to a separate manager of Staffmark, unrelated to CGM.
Supplemental put expense
Concurrent with the 2006 IPO, we entered into a Supplemental Put Agreement with our Manager pursuant to which our Manager has the right to cause us to purchase the Allocation Interests then owned by them upon termination of the Management Services Agreement. The Company accrued approximately $6.4 million, $7.4 million and $22.5 million in expense during the years ended December 31, 2008, 2007 and 2006, respectively, in connection with this agreement. This expense represents that portion of the estimated increase in the fair value of our businesses over our original basis in those businesses that our Manager is entitled to if the Management Services Agreement were terminated or those businesses were sold (see – Related Party Transactions).

Amortization of intangibles
On a consolidated basis, amortization expense of intangible assets increased approximately $11.9 million in the year ended December 31, 2008 compared to 2007 and approximately $6.9 million in the year ended December 31, 2007 compared to 2006. These increases are due entirely to the recognition of intangible assets and the attendant amortization directly related to the purchase price allocations performed for each of our acquisitions, since inception. Refer to the following results of operations by segment for a discussion and a more detailed analysis of intangible asset amortization expense.
Results of Operations — Our Businesses
As previously discussed, we acquired our businesses on various acquisition dates beginning May 16, 2006 (see table above). As a result, our consolidated operating results only include the results of operations since the acquisition date associated with each of the businesses. The following discussion reflects a comparison of the historical results of operations for each of our initial businesses (segments), for the complete fiscal years ending December 31, 2008, 2007 and 2006, as if we had acquired them on January 1, 2006. In addition, the historical results of operations for CBS Personnel include the results of Staffmark (acquired on January 21, 2008) as if CBS acquired Staffmark as of January 1, 2006. For the 2008 acquisitions and 2007 acquisitions the following discussion reflects comparative historical results of operations for the entire fiscal years ending December 31, 2008 and 2007 as if we had acquired the businesses on January 1, 2007. When appropriate, relevant pro-forma adjustments are reflected in the historical operating results. Adjustments to depreciation and amortization resulting from purchase allocations that were not “pushed down” to a business are not included. We believe this presentation enhances the discussion and provides a more meaningful comparison of operating results. The following operating results of our businesses are not necessarily indicative of the results to be expected for a full year, going forward.
Advanced Circuits
Overview
Advanced Circuits is a provider of prototype, quick-turn and volume production PCBs to customers throughout the United States. Collectively, prototype and quick-turn PCBs represent approximately 66.0% of Advanced Circuits’ gross revenues. Prototype and quick-turn PCBs typically command higher margins than volume production PCB’s given that customers require high levels of responsiveness, technical support and timely delivery of prototype and quick-turn PCBs and are willing to pay a premium for them. Advanced Circuits is able to meet its customers’ demands by manufacturing custom PCBs in as little as 24 hours, while maintaining over 98.0% error-free production rates and real-time customer service and product tracking 24 hours per day.
While global demand for PCBs has remained strong in recent years, industry wide domestic production has declined over 50% since 2000. In contrast, Advanced Circuits’ revenues have increased steadily as its customers’ prototype and quick-turn PCB requirements, such as small quantity orders and rapid turnaround, are less able to be met by low cost volume manufacturers in Asia and elsewhere. Advanced Circuits’ management anticipates that demand for its prototype and quick-turn printed circuit boards will remain strong and anticipates that demand will be impacted less by current economic conditions than by its longer lead time production business, which is driven more by consumer purchasing patterns and capital investments by businesses.
We purchased a controlling interest in Advanced Circuits on May 16, 2006.

Results of Operations
The table below summarizes the statement of operations for Advanced Circuits for the fiscal years ending December 31, 2008, 2007 and 2006.

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Net sales	$55,449	$52,292	$48,139
Cost of sales	23,781	23,139	20,098

Gross profit	31,668	29,153	28,041
Selling, general and administrative expenses	10,872	8,914	12,855
Management fees	500	500	500
Amortization of intangibles	2,631	2,661	2,731

Income from operations	$17,665	$17,078	$11,955

Fiscal Year Ended December 31, 2008 Compared to Fiscal Year Ended December 31, 2007
Net sales
Net sales for the year ended December 31, 2008 was approximately $55.4 million compared to approximately $52.3 million for the year ended December 31, 2007, an increase of approximately $3.2 million or 6.0%. The increase in net sales was largely due to increased sales in quick-turn and prototype production PCBs, which increased by approximately $0.8 million and $2.1 million, respectively. Quick-turn production PCBs represented approximately 34.4% of gross sales for the year ended December 31, 2008 compared to approximately 33.0% for the fiscal year ended December 31, 2007. Prototype production represented approximately 31.6% of gross sales for the year ended December 31, 2008 compared to approximately 32.2% for the same period in 2007. Long-lead production and other sales as a percentage of gross sales increased to approximately 31.7% of gross sales for the fiscal year 2008 compared to approximately 32.1% for the fiscal 2007, as this segment of the company’s business is typically driven more by economic conditions than either quick-turn or prototype production.
Cost of sales
Cost of sales for the fiscal year ended December 31, 2008 was approximately $23.8 million compared to approximately $23.1 million for the year ended December 31, 2007, an increase of approximately $0.6 million or 2.8%. The increase in cost of sales was largely due to the increase in net sales. Gross profit as a percent of net sales increased by approximately 1.3% to approximately 57.1% for the year ended December 31, 2008 compared to approximately 55.8% for the year ended December 31, 2007, largely as a result of increased production efficiencies, due to increased volume, offset in part by slight increases in raw material costs.
Selling, general and administrative expenses
Selling, general and administrative expenses increased $2.0 million during the year ended December 31, 2008 compared to the corresponding period in 2007. In 2008 Advanced Circuits incurred non-cash charges aggregating approximately $1.6 million reflecting loan forgiveness arrangements provided to Advanced Circuits’s senior management associated with CGI’s initial acquisition of Advanced Circuits, compared to $0.3 million in 2007. The 2007 loan forgiveness charge was only $0.3 million due to an over accrual of the charge in 2006. This non-cash charge will approximate $1.6 million in future years. The remaining increase of approximately $0.7 million is principally due to increases in personnel, salaries and wages and associated benefits.
Income from operations
Income from operations for the year ended December 31, 2008 was $17.7 million compared to $17.1 million for the year ended December 31, 2007, an increase of $0.6 million. This increase primarily was the result of increased net sales and other factors described above.
Fiscal Year Ended December 31, 2007 Compared to Fiscal Year Ended December 31, 2006
Net sales
Net sales for the year ended December 31, 2007 was approximately $52.3 million compared to approximately $48.1 million for the year ended December 31, 2006, an increase of approximately $4.2 million or 8.6%. The increase in net sales was largely due to increased sales in quick-turn and prototype production PCBs, which increased by approximately $2.2 million and $0.9 million, respectively. These sales increases were offset in part by an increase in promotional discounts of approximately $0.8 million. Quick-turn production PCBs represented approximately 33.0% of gross sales for the year ended December 31, 2007 as compared to approximately 32.1% for the fiscal year ended December 31, 2006. Prototype production represented approximately 32.2% of sales for the year ended December 31, 2007 compared to approximately 33.4% for the same period in 2006. Long-lead production sales as a percentage of sales increased to approximately 22.3% of sales for the fiscal year 2007 compared to approximately 20.4% for the fiscal year 2006.
Cost of sales
Cost of sales for the fiscal year ended December 31, 2007 was approximately $23.1 million compared to approximately $20.1 million for the year ended December 31, 2006, an increase of approximately $3.0 million or 15.1%. The increase in cost of sales was largely due to the increase in production. Gross profit as a percent of net sales decreased by approximately 2.5% to approximately 55.8% for the year ended December 31, 2007 compared to approximately 58.3% for the year ended December 31, 2006 largely as a result of significant increases in raw material costs, particularly the commodity items such as glass, copper and gold, as well as temporary inefficiencies caused as a result of capacity expansion at the Aurora, Colorado facility.
Selling, general and administrative expenses
Selling, general and administrative expenses for the year ended December 31, 2007 was approximately $8.9 million compared to approximately $12.9 million for the year ended December 31, 2006, a decrease of approximately $3.9 million. Approximately $3.5 million of the decrease was due to loan forgiveness arrangements provided to Advanced Circuits’ management associated with CGI’s acquisition of Advanced Circuits. In 2006, Advanced Circuits accrued $3.8 million in non-cash charges associated with this arrangement compared to $0.3 million in 2007. In addition, cost savings totaling approximately $0.4 million were realized in fiscal 2007 due to decreases in employee incentive programs.
 Income from operations
Income from operations was approximately $17.1 million for the year ended December 31, 2007 compared to approximately $12.0 million for the year ended December 31, 2006, an increase of approximately $5.1 million or 42.9%. The increase in income from operations was principally due to the increase in net sales and its associated gross margin and other factors, described above.
American Furniture
Overview
Founded in 1998 and headquartered in Ecru, Mississippi, American Furniture is a leading U.S. manufacturer of upholstered furniture, focused exclusively on the promotional segment of the furniture industry. American Furniture offers a broad product line of stationary and motion furniture, including sofas, loveseats, sectionals, recliners and complementary products, sold primarily at retail price points ranging between $199 and $999. American Furniture is a low-cost manufacturer and is able to ship any product in its line within 48 hours of receiving an order
On February, 12, 2008, American Furniture’s 1.1 million square foot corporate office and manufacturing facility in Ecru, MS was partially destroyed in a fire. Approximately 750 thousand square feet of the facility was impacted by the fire. The executive offices were fundamentally unaffected. The recliner and motion plant, although largely unaffected, suffered some smoke damage but resumed operations on February 21, 2008. There were no injuries related to the fire.
The Company temporarily moved its stationary production lines into other facilities. In addition to its 45 thousand square foot ‘flex’ facility, management secured 166 thousand square feet of additional manufacturing and warehouse space in the surrounding Pontotoc area. These temporary stationary production facilities provided the company with approximately 90% of the pre-fire stationary production capabilities for the months of April, through November where orders for stationary products were addressed by these temporary facilities, whereas the orders for motion and recliner products were addressed by the production facilities that were largely unaffected by the fire at the Ecru facility. On November 7, 2008 the damaged manufacturing facility was fully restored and operating.
American Furniture’s products are adapted from established designs in the following categories: (i) motion and recliner; (ii) stationary; (iii) occasional chair and; (iv) accent tables. American Furniture’s products are manufactured from common components and offer proven select fabric options, providing manufacturing efficiency and resulting in limited design risk or inventory obsolescence.

   Results of Operations
The table below summarizes the results of operations for American Furniture for the fiscal year ending December 31, 2008 and the pro-forma results of operations for the year ended December 31, 2007. We purchased a controlling interest in American Furniture on August 31, 2007. The following operating results are reported as if we acquired American Furniture on January 1, 2007.

	Year Ended December 31,
	2008	2007
		(Pro-forma)
	(in thousands)
Net sales	$130,949	$156,635
Cost of sales	104,540	120,739

Gross profit	26,409	35,896
Selling, general and administrative expenses (a)	17,853	20,672
Management fees	500	500
Amortization of intangibles (b)	2,933	2,933

Income from operations	$5,123	$11,791

Prior period results of operations of American Furniture for the year ended December 31, 2007 include the following pro-forma adjustments:

(a)	Selling, general and administrative expenses were reduced by $2.8 million, representing one-time transaction costs incurred by the seller.

(a)	A reduction in depreciation expense of $0.1 million as a result of, and derived from, the purchase price allocation in connection with our acquisition of American Furniture in August 2007.

(b)	A reduction in charges to amortization of intangible assets totaling $0.7 million, as a result of, and derived from, the purchase price allocation in connection with our acquisition of American Furniture in August 2007.
Fiscal Year Ended December 31, 2008 Compared to Pro-forma Fiscal Year Ended December 31, 2007
Net sales
Net sales for the year ended December 31, 2008 were $130.9 million compared to $156.6 million for the same period in 2007, a decrease of $25.7 million or 16.4%. Stationary product sales decreased approximately $19.0 million for the year ended December 31, 2008 compared to the same period in 2007. Motion and Recliner product sales decreased approximately $5.8 million, while Table and Occasional sales decreased $0.3 million for the year ended December 31, 2008 compared to the same period in 2007. These decreases in sales are due principally to the fire that destroyed the finished goods warehouse and a large part of the manufacturing facility in February 2008. Management believes that the softer economy in 2008 is also responsible, although to a lesser extent, for the decrease in sales volume. We expect sales to continue to decline in 2009 as new housing starts continue to decline significantly and consumers continue to be faced with general economic uncertainty fueled by deteriorating consumer credit markets and lagging consumer confidence as a result of volatile and often erratic financial markets. All of these factors have significantly impacted “big ticket” consumer purchases such as furniture.
Cost of sales
Cost of sales decreased approximately $16.2 million for the year ended December 31, 2008 compared to the same period of 2007 and is due principally to the corresponding decrease in sales. Gross profit as a percent of sales was 20.2% for the year ended December 31, 2008 compared to 22.9% in the corresponding period in 2007. This decrease in margin is attributable to raw material price increases in 2008, particularly foam and steel, and to a lesser extent labor inefficiencies incurred in the manufacturing recovery process due to multiple temporary production facilities being utilized for much of the year and associated overtime costs incurred, resulting from the fire in February 2008. As of November 7, 2008, we have rebuilt our primary production facility destroyed in the fire, and as such do not expect to incur additional labor inefficiency costs in the future. Recently, raw material prices for foam and steel have begun to decline. If this decline continues we may realize lower raw material costs as a percent of total cost of sales in 2009.
Selling, general and administrative expenses
Selling, general and administrative expenses for the year ended December 31, 2008 decreased approximately $2.8 million over the corresponding period in 2007. This decrease is primarily due to the business interruption insurance proceeds recorded during the period of approximately $3.1 million. Also contributing to the decrease was a reduction of $0.5 million in commissions paid and $0.4 million in insurance expense during the period due to significant reduction in net sales caused by the fire. These decreases were offset in part by increases in fuel costs of $0.5 million and increases in property taxes and legal costs of $0.7 million during the year ended December 31, 2008 compared to 2007.
Income from operations
Income from operations decreased approximately $6.7 million for the year ended December 31, 2008 over the corresponding period in 2007, primarily due to the decrease in net sales, related gross profit margins and other factors as described above.
Anodyne
Overview
Anodyne, headquartered in Coral Springs, Florida is a specialty designer, manufacturer and distributor of medical devices, specifically support surfaces and patient positioning devices and was formed in February 2006 to purchase the assets and operations of AMF Support Surfaces, Inc (“AMF”) and SenTech Medical Systems, Inc. (“SenTech”) on February 15, 2006. On October 5, 2006, Anodyne purchased a third manufacturer and distributor of patient positioning devices, Anatomic Concepts, Inc. (“Anatomic”). Anatomic operations were merged into the AMF operations. On June 27, 2007 Anodyne purchased PrimaTech Medical Systems, Inc. (“PrimaTech”), a distributor of medical support surfaces focusing on the lower price point long-term and home care markets.
The medical support surfaces industry is fragmented and comprised of many small participants and niche manufacturers. Anodyne’s consolidation platform marks the first opportunity for customers to source all leading support surface technologies for the acute care, long term care and home health care from a single source. Anodyne is a vertically integrated company with engineering, design and research, manufacturing and support performed in house to quickly bring new products to market and maintain strict quality standards.
Anodyne’s strategy for approaching this market includes offering its customers consistently high quality, FDA compliant products on a national basis, leveraging its scale to provide industry leading research and development while pursuing cost savings through purchasing scale and operational efficiencies. Anodyne began operations on February 15, 2006 and as such, the following comparative results of operation reflect only ten and one-half months of operations in fiscal 2006. We purchased Anodyne from CGI on July 31, 2006.
Results of Operations
The table below summarizes the results of operations for Anodyne for the fiscal years ending December 31, 2008 and 2007 and the pro-forma results of operations for the period ended December 31, 2006. We purchased a controlling interest in Anodyne on July 31, 2006. The following results of operations are reported as if we acquired Anodyne on February 15, 2006 (its inception).

	Year Ended December 31,
	2008	2007	2006
			(Pro-forma)
	(in thousands)
Net sales	$54,199	$44,189	$23,367
Cost of sales	40,683	33,073	17,505

Gross profit	13,516	11,116	5,862
Selling, general and administrative expenses (a)	7,455	6,502	4,596
Management fees	350	350	305
Amortization of intangibles	1,483	1,328	709

Income from operations	$4,228	$2,936	$252

Prior period results of operations of Anodyne for the year ended December 31, 2006 include the following pro-forma adjustment:

(a)	Selling, general and administrative expenses were reduced by $1.0 million in 2006, representing an adjustment for one-time transaction costs incurred by the seller as a result of our purchase.

Fiscal Year Ended December 31, 2008 Compared to Fiscal Year Ended December 31, 2007
Net sales
Net sales for the year ended December 31, 2008 were approximately $54.2 million compared to approximately $44.2 million for the same period in 2007, an increase of $10.0 million or 22.7%. Sales reflecting new product introductions to new customers, year over year growth to existing customers and price increases totaled approximately $9.0 million. Sales associated with PrimaTech, which was purchased in June 2007, accounted for $1.0 million of this increase. During the fourth quarter of 2008, the general economic slowdown in the United States showed significant signs of contraction in health care capital budgets.  We expect this trend to continue through fiscal 2009 which may have a negative impact over the purchasing of support surfaces and patent positioning devices.
Cost of sales
Cost of sales increased approximately $7.6 million for the year ended December 31, 2008 compared to the same period in 2007 and is principally due to the corresponding increases in sales, raw material costs and manufacturing infrastructure costs. Gross profit as a percent of sales decreased slightly to approximately 24.9% for the year ended December 31, 2008 compared to 25.2% in the same period of 2007. This decrease is due to increases in manufacturing infrastructure costs, raw materials and the timing between cost increases and sales price increases. Raw materials, particularly polyurethane foam and fabric generally represent approximately 50% of cost of sales.
Selling, general and administrative expenses
Selling, general and administrative expenses for the year ended December 31, 2008 increased approximately $1.0 million compared to the same period in 2007. This increase is largely the result of increased costs associated with the acquisition of PrimaTech totaling $0.4 million and $0.7 million of increased costs related to administrative staff and associated costs necessary to support the increase in sales, and new product development. These increases were offset in part by a reduction in costs totaling $0.1 million, attributable to Hollywood Capital, a former management group that was comprised of the former CEO and CFO. The Hollywood Capital management services agreement was terminated in October 2008. We expect annual savings of approximately $0.7 million going forward as a result of terminating the Hollywood Capital arrangement.
Amortization expense
Amortization expense increased approximately $0.2 million in the year ended December 31, 2008 compared to the corresponding period in 2007, due principally to the full year impact of amortization in fiscal 2008 in connection with the intangible assets realized as part of the add-on acquisition of PrimaTech in June 2007.
Income from operations
Income from operations increased approximately $1.3 million to $4.2 million for the year ended December 31, 2008 compared to the same period in 2007, principally as a result of the significant increase in net sales offset in part by higher infrastructure costs necessary to support the increase in sales volume and other factors described above.
Fiscal Year Ended December 31, 2007 Compared to Pro-forma Fiscal Year Ended December 31, 2006
Net sales
Net sales for the year ended December 31, 2007 were $44.2 million compared to $23.4 million for the same period in 2006, an increase of $20.8 million, or 89.1%. Sales associated with Anatomic, which was purchased in October 2006, accounted for $9.1 million of this increase and sales associated with PrimaTech, purchased in June 2007 accounted for approximately $2.6 million of this increase. Sales reflecting new product introductions to new customers and year over year growth to existing customers totaled approximately $5.9 million. The remaining increase in net sales is a function of twelve months of activity in 2007 compared to ten and one-half months of activity in 2006.
Cost of sales
Cost of sales increased approximately $15.6 million for the year ended December 31, 2007 compared to the same period in 2006 and is principally due to the corresponding increase in sales and manufacturing infrastructure costs. Gross profit as a percent of sales remained relatively constant for the year ended December 31, 2007 compared to 2006.

Selling, general and administrative expenses
Selling, general and administrative expenses for the year ended December 31, 2007 increased $1.9 million compared to the same period in 2006. This increase is largely the result of increases in administrative staff and associated costs necessary to support the increase in sales and new product development.
Amortization expense
Amortization expense increased approximately $0.6 million in the year ended December 31, 2007 compared to the corresponding period in 2006, due principally to the full year impact of amortization in fiscal 2007, and the effect of amortization expense resulting from the acquisition of Anatomic in October 2006 and PrimaTech in June 2007.
Income from operations
Income from operations increased approximately $2.7 million to $2.9 million for the year ended December 31, 2007 compared to the same period in 2006, principally as a result of the significant increase in net sales offset in part by higher infrastructure costs necessary to support the increase in sales volume and other factors described above.
CBS Personnel
 Overview
CBS Personnel, a provider of temporary staffing services in the United States, provides a wide range of human resource services, including temporary staffing services, employee leasing services, and permanent staffing and temporary-to-permanent placement services. CBS Personnel serves over 6,500 corporate and small business clients and during an average week places over 38,000 employees in a broad range of industries, including manufacturing, transportation, retail, distribution, warehousing, automotive supply, construction, industrial, healthcare and financial sectors.
CBS Personnel’s business strategy includes maximizing production in existing offices, increasing the number of offices within a market when conditions warrant, and expanding organically into contiguous markets where it can benefit from shared management and administrative expenses. CBS Personnel typically enters new markets through acquisition. In keeping with these strategies, on January 21, 2008, CBS Personnel acquired Staffmark Investment LLC and its subsidiaries. This acquisition gave CBS Personnel a presence in Arkansas, Tennessee, Colorado, Oklahoma, and Arizona, while significantly increasing its presence in California, Texas, the Carolinas, New York and the New England area. While no specific acquisitions are currently contemplated at this time, CBS Personnel continues to view acquisitions as an attractive means to enter new geographic markets.
Fiscal 2008 was a very difficult year for the temporary staffing industry. The already-weak economic conditions and employment trends in the U.S., present at the start of 2008, continued to worsen as the year progressed. The most notable deterioration occurred in the fourth quarter of 2008 as the economic slowdown became more evident.
According to the U.S. Bureau of Labor Statistics, during 2008, the U.S. economy lost 2.6 million jobs, compared with 2.1 million jobs created in 2006 and 1.1 million in 2007. Temporary staffing was impacted especially hard, posting 21 consecutive months of year-over-year declines. In fact, the rate of temporary job losses accelerated throughout the year, with the December 2008 drop being the highest in this cycle resulting in almost immediate deterioration of employment markets and temporary staffing.
On February 27, 2009, CBS Personnel rebranded its businesses under the Staffmark brand. In connection with this rebrand, the CBS trade name of $10.6 million, which is reflected as an indefinite lived intangible asset at December 31, 2008, will be adjusted to its estimated fair value and converted to a finite lived asset, subject to amortization, beginning in the first quarter of 2009.

Results of Operations
The table below summarizes the pro-forma income from operations for CBS Personnel for each of the fiscal years ended December 31, 2008, 2007 and 2006 prepared as if Staffmark and CBS were acquired on January 1, 2006.

	Years Ended December 31,
		(Pro-forma)
	2008	2007	2006
	(in thousands)
Service revenues	$1,037,418	$1,153,144	$1,175,255
Cost of services	859,026	951,272	968,632

Gross profit	178,392	201,872	206,623
Staffing, selling, general and administrative expenses (a)	155,453	163,193	162,308
Management fees (b)	1,761	1,930	1,977
Amortization of intangibles (c)(d)	5,082	5,155	5,116

Income from operations	$16,096	$31,594	$37,222

Combined results of operations of CBS Personnel and Staffmark for the years ended December 31, 2008, 2007 and 2006 include the following pro-forma adjustments:

(a)	A decrease in staffing, selling, general and administrative expenses in 2006 totaling $0.3 million, which reflects transaction costs incurred by CBS Personnel as a result of, and derived from, our acquisition of CBS Personnel in May 2006.

(b)	An increase in management fees totaling $0.9 million in 2007 and 2006 reflecting quarterly fees that would have been due to our Manager in connection with our Management Services Agreement based on the incremental Staffmark net revenues

(c)	An increase in amortization of intangible assets totaling $0.3 million, $4.0 million and $4.0 million in 2008, 2007 and 2006, respectively, reflecting increased amortization expense as a result of, and derived from, the purchase price allocation in connection with CBS Personnel’s acquisition of Staffmark in January 2008.

(d)	A decrease in amortization of intangible assets in 2006 totaling $1.6 million reflecting an adjustment for deferred loan origination fees, the balance of which was written off as a result of our acquisition of CBS Personnel in May 2006.
Pro-forma Fiscal Year Ended December 31, 2008 compared to Pro-forma Fiscal Year Ended December 31, 2007
Service revenues
Revenues for the year ended December 31, 2008 decreased approximately $115.7 million, or 10.0%, compared to the same period in 2007. The reduction in revenues reflects reduced demand for temporary staffing services (primarily clerical and light industrial) as a result of the downturn in the economy. Approximately $3.2 million of the decrease is related to reduced revenues for permanent staffing services as clients were affected by weaker economic conditions. Until we witness sustained temporary staffing job creation and signs of a strengthening global economy, we expect to continue to experience revenue declines, through fiscal 2009.
Cost of services
Cost of services for the year ended December 31, 2008 decreased approximately $92.2 million compared to the same period in 2007. This decrease is principally the direct result of the decrease in service revenues. Gross margin was approximately 17.2% and 17.5% of revenues for the years ended December 31, 2008 and December 31, 2007, respectively. The decrease in margins is primarily the result of reduced permanent staffing services, which carries a higher profit margin.
Staffing, selling, general and administrative expenses
Staffing, selling, general and administrative expenses for the year ended December 31, 2008 decreased approximately $7.7 million compared to the same period in 2007. Comparative year over year staffing, selling, general and administrative costs decreased approximately $15.1 million principally due to achievement of synergies from the Staffmark acquisition and cost reduction efforts in response to the economic downturn. This decrease was offset by approximately $7.4 million in one-time integration costs associated with the integration of the Staffmark operations during 2008. We have taken measures beginning in the fourth quarter of 2008 to reduce overhead costs, consolidate facilities and close unprofitable branches in order to mitigate the negative impact of the current economic environment. This cost reduction program will continue through fiscal 2009. These cost savings will be offset in part by additional Staffmark integration and one-time costs of approximately $1.3 million in 2009

Management fees
Management fees are based on a formula of net revenues. The decrease in management fees in 2008 compared to 2007 is a direct result of the decrease in revenues in 2008 compared to 2007. The decrease was offset by an additional $0.5 million paid to a separate manager of Staffmark, unrelated to CGM.
Income from operations
The weakened economy significantly affected our operating results in fiscal 2008. For the year ended December 31, 2008, income from operations decreased approximately $15.5 million to approximately $16.1 million compared to the same period in 2007. Based on the impact that the current economic deterioration has had and will continue to have on the employment markets and temporary staffing industry, and other factors described above, we expect income from operations to decline significantly in 2009.
Pro-forma Fiscal Year Ended December 31, 2007 Compared to Pro-forma Fiscal Year Ended December 31, 2006
Service revenues
Revenues for the year ended December 31, 2007 decreased approximately $22.1 million, or 1.9%, over the corresponding period in 2006. Severe winter storms affected many clients, curtailing their operations. The remaining reduction reflects reduced demand for staffing services (primarily clerical and light industrial) as clients were affected by weaker economic conditions.
Cost of services
Cost of services for the year ended December 31, 2007 decreased approximately $17.4 million, or 1.8%, from the same period a year ago as a result of reduced demand for staffing services. Gross margin was approximately 17.5% and 17.6% of revenues for the year ended December 31, 2007 and 2006, respectively. This slight decrease is primarily the result of higher worker’s compensation expenses.
Staffing, selling, general and administrative expenses
Staffing, selling, general and administrative expenses for the year ended December 31, 2007 increased approximately $0.9 million when compared to the same period in 2007. This increase is primarily related to higher staff compensation costs in 2007.
Income from operations
Income from operations decreased approximately $5.6 million for the year ended December 31, 2007 compared to the same period in 2006 based on the factors described above.
Fox
Overview
Fox, headquartered in Watsonville, California, is a branded action sports company that designs, manufactures and markets high-performance suspension products for mountain bikes, snowmobiles, motorcycles, all-terrain vehicles ATVs, and other off-road vehicles.
Fox’s products are recognized by manufacturers and consumers as being among the most technically advanced suspension products currently available in the marketplace. Fox’s technical success is demonstrated by its dominance of award winning performances by professional athletes across its suspension products. As a result, Fox’s suspension components are incorporated by OEM customers on their high-performance models at the top of their product lines. OEMs capitalize on the strength of Fox’s brand to maintain and expand their own sales and margins. In the Aftermarket segment, customers seeking higher performance select Fox’s suspension components to enhance their existing equipment.
We purchased a controlling interest in Fox on January 4, 2008. Fox sells to more than 134 OEM and 6,875 Aftermarket customers across its market segments. In each of the years 2008 and 2007, approximately 76% and 75% of net sales were to OEM customers. The remainder was to Aftermarket customers.

Results of Operations
The table below summarizes the results of operations for Fox for the fiscal year ending December 31, 2008 and the pro-forma results of operations for the year ended December 31, 2007. The following operating results are reported as if we acquired Fox on January 1, 2007.

	Year Ended December 31,
	2008	2007
		(Pro-forma)
	(in thousands)
Net sales	$131,734	$105,726
Cost of sales (a)	95,844	81,765

Gross profit	35,890	23,961
Selling, general and administrative expenses (b)	19,182	15,818
Management fees (c )	500	500
Amortization of intangibles (d)	5,501	5,233

Income from operations	$10,707	$2,410

Prior period results of operations of Fox for the year ended December 31, 2007 include the following pro-forma adjustments:

(a)	An increase in cost of sales totaling $0.3 million, reflecting additional depreciation expense as a result of, and derived from, the purchase price allocation in connection with our acquisition of Fox in January 2008.

(b)	An increase in selling, general and administrative expense totaling $0.1 million reflecting additional depreciation expense as a result of, and derived from, the purchase price allocation in connection with our acquisition of Fox in January 2008.

(c)	An increase in management fees totaling $0.5 million reflecting quarterly fees that would have been due to our Manager in connection with our Management Services Agreement.

(d)	An increase in amortization of intangible assets totaling $5.2 million reflecting amortization expense as a result of, and derived from, the purchase price allocation in connection with our acquisition of Fox in January 2008.
Fiscal Year Ended December 31, 2008 Compared to Pro-forma Fiscal Year Ended December 31, 2007
Net sales
Net sales for the year ended December 31, 2008 increased $26.0 million, or 24.6%, over the corresponding period in 2007. Sales growth was driven largely by OEM sales in mountain biking and power sports which totaled approximately $100.3 million for the year ended December 31, 2008 compared to $79.0 million in the same period of 2007. This represents an increase of $21.3 million, or 27.0%. Aftermarket sales totaled approximately $31.4 million in 2008 compared to $26.7 million in 2007, an increase of $4.7 million, or 17.6%. These OEM and Aftermarket sales increases are principally the result of well received new model year products, particularly in mountain biking. International OEM and After market sales were $92.5 million in 2008 compared to $70.5 million in 2007 an increase of $22.0 million or 31.2%. In addition, there was a temporary plant shutdown in fiscal 2007 which also contributed, although to a much lesser extent, to the increase in 2008 sales compared to 2007.
Cost of sales
Cost of sales for the year ended December 31, 2008 increased approximately $14.1 million, or 17.2%, over the corresponding period in 2007. The increase in cost of sales is primarily attributable to the increase in net sales for the same period. Gross profit as a percentage of sales increased to 27.2% at December 31, 2008 from 22.7% at December 31, 2007, largely due to improved manufacturing efficiencies associated with the overall increase in sales and lower freight costs as supply chain improvements reduced the necessity to air ship product, offset in part by increased raw material costs.
Selling, general and administrative expenses
Selling, general and administrative expenses for the year ended December 31, 2008 increased $3.4 million over the corresponding period in 2007. This increase is the result of increases in administrative, engineering, sales and marketing costs to drive and support the significant sales growth. Marketing costs increased $1.6 million and research and development costs increased $0.6 million in 2008 compared to 2007.
Income from operations
Income from operations for the year ended December 31, 2008 increased approximately $8.3 million over the corresponding period in 2007 based principally on the significant increase in sales and related gross profit and other factors, described above.

HALO
Overview
Operating under the brand names of HALO and Lee Wayne, headquartered in Sterling, IL, HALO is an independent provider of customized drop-ship promotional products in the U.S. Through an extensive group of dedicated sales professionals, HALO serves as a one-stop shop for over 40,000 customers throughout the U.S. HALO is involved in the design, sourcing, management and fulfillment of promotional products across several product categories, including apparel, calendars, writing instruments, drink ware and office accessories. HALO’s sales professionals work with customers and vendors to develop the most effective means of communicating a logo or marketing message to a target audience. Approximately 95% of products sold are drop shipped, resulting in minimal inventory risk. HALO has established itself as a leader in the promotional products and marketing industry through its focus on service through its approximately 700 account executives.
HALO acquired Goldman Promotions, a promotional products distributor, in April 2008, and the promotional products distributor division of Eskco, Inc., in November 2008.
Distribution of promotional products is seasonal. Typically, HALO expects to realize approximately 45% of its sales and 70% of its operating income in the months of September through December, due principally to calendar sales and corporate holiday promotions.
Results of Operations
The table below summarizes the results of operations for HALO for the fiscal year ending December 31, 2008 and the pro-forma results of operations for the year ended December 31, 2007. We purchased a controlling interest in HALO on February 28, 2007. The following operating results are reported as if we acquired HALO on January 1, 2007.

	Year Ended December 31,
	2008	2007
		(Pro-forma)
	(in thousands)
Net sales	$159,797	$144,342
Cost of sales	98,845	88,939

Gross profit	60,952	55,403
Selling, general and administrative expenses (a)	52,806	47,069
Management fees (b)	500	500
Amortization of intangibles (c)	2,357	2,110

Income from operations	$5,289	$5,724

Prior period results of operations of HALO for the year ended December 31, 2007 includes the following pro-forma adjustments:

(a)	An increase in selling, general and administrative expense totaling $0.3 million reflecting additional depreciation expense as a result of, and derived from, the purchase price allocation in connection with our acquisition of HALO in February 2007.

(b)	An increase in management fees totaling $0.1 million, reflecting additional quarterly fees that would have been due to our Manager in connection with our Management Services Agreement.

(c)	An increase in amortization of intangible assets totaling $0.3 million reflecting additional amortization expense as a result of, and derived from, the purchase price allocation in connection with our acquisition of HALO in February 2007.
Fiscal Year Ended December 31, 2008 Compared to Pro-forma Fiscal Year Ended December 31, 2007
Net sales
Net sales for the year ended December 31, 2008 were $159.8 million, compared to $144.3 million for the same period in 2007, an increase of $15.5 million or 10.7%. Sales increases to accounts from acquisitions made in 2008 and 2007 accounted for approximately $22.8 million of increased sales offset by a decrease in sales to existing customers totaling approximately $7.3 million. This decrease in sales to existing customers is attributable to decreases in sales order volume as customers have cut back on merchandising expenditures in response to the economic slowdown and worsening global economic conditions. We expect that current unfavorable economic conditions will continue and may result in lower volume orders from existing customers in 2009 as advertising budgets are continuing to be pared in response to the current economic climate.
Cost of sales
Cost of sales for the year ended December 31, 2008 increased approximately $9.9 million compared to the same period in 2007. The increase in cost of sales is primarily attributable to the increase in net sales for the same period. Gross profit as a percentage of net sales totaled approximately 38.1% and 38.4% of net sales in each of the years ended December 31, 2008 and 2007, respectively. The slight decrease in gross profit as a percent of sales is due to unfavorable product mix.
Selling, general and administrative expenses
Selling, general and administrative expenses for the year ended December 31, 2008, increased approximately $5.7 million compared to the same period in 2007. This increase is largely the result of increased direct commission expense attributable to the increase in net sales, totaling approximately $2.5 million, increased administrative and personnel costs incurred as a result of the increase in the number of independent sales representatives in 2007, totaling $2.5 million, and one-time integration costs of our 2008 acquisitions, totaling approximately $0.9 million. In response to the severe economic slowdown, HALO plans to reduce overhead costs in 2009 and curtail discretionary spending by approximately $2.0 million in order to more appropriately align its cost structure with anticipated reductions in net sales.
Amortization expense
Amortization expense for the year ended December 31, 2008 increased approximately $0.2 million compared to the same period in 2007. This increase is to due principally the amortization expense of intangible assets recognized in connection with the two acquisitions in 2008.
Income from operations
Income from operations decreased approximately $0.4 million for the year ended December 31, 2008 compared to the same period in 2007 due principally to the decrease in sales to existing customers and the increase in integration costs and other administrative costs associated with the acquisitions made in 2008, offset in part by the increase in gross profit contributions from sales associated with the acquisitions.
Liquidity and Capital Resources
At December 31, 2008, on a consolidated basis, cash flows provided by operating activities totaled approximately $40.5 million, which reflects the results of operations of six of our businesses for year ended December 31, 2008 and the results of operations of our 2008 dispositions for approximately six months. Significant non-cash charges reflected in operating cash flow includes: (i) depreciation and amortization charges totaling $35.0 million; (ii) supplemental put expense totaling $6.4 million and (iii) noncontrolling interest in net income totaling $4.0 million.
Cash flows used in investing activities totaled approximately $22.5 million, which reflects the costs to acquire Fox, and Staffmark of approximately $157.2 million, the costs associated with additional add-on acquisitions at the segment level totaling approximately $10.3 million and capital expenditures of approximately $11.6 million offset in part by the net proceeds received from the sale of Aeroglide and Silvue totaling approximately $154.2 million.
Cash flows used in financing activities totaled approximately $39.8 million, principally reflecting distributions paid to shareholders during the year totaling $41.5 million offset in part by net borrowings on our Credit Facility totaling $2.5 million.
At December 31, 2008 we had approximately $97.5 million of cash and cash equivalents on hand and the following outstanding loans due from each of our businesses:
•	Advanced Circuits — approximately $60.1 million;

•	American Furniture — approximately $70.8 million;

•	Anodyne — approximately $18.8 million;

•	CBS Personnel — approximately $110.6 million;

•	Fox — approximately $50.1 million; and

•	HALO — approximately $51.6 million.

Each loan has a scheduled maturity and each business is entitled to repay all or a portion of the principal amount of the outstanding loans, without penalty, prior to maturity. At December 31, 2008, all of our businesses were in compliance with their financial covenants with us.
Our primary source of cash is from the receipt of interest and principal on our outstanding loans to our businesses. Accordingly, we are dependent upon the earnings and cash flow of these businesses, which are available for (i) operating expenses; (ii) payment of principal and interest under our Credit Agreement,; (iii) payments to CGM due or potentially due pursuant to the Management Services Agreement, the LLC Agreement, and the Supplemental Put Agreement; (iv) cash distributions to our shareholders and (v) investments in future acquisitions. Payments made under (iii) above are required to be paid before distributions to shareholders and may be significant and exceed the funds held by us, which may require us to dispose of assets or incur debt to fund such expenditures. A non-cash charge to earnings of approximately $7.4 million was recorded during the year ended December 31, 2007 in order to recognize our estimated, potential liability in connection with the Supplemental Put Agreement between us and CGM. Approximately $14.9 million of the accrued profit allocation was paid in the third quarter of fiscal 2008 in connection with the sale of Aeroglide and Silvue. A liability of approximately $13.4 million is reflected in our consolidated balance sheet, which represents our estimated liability for this obligation at December 31, 2008.
We believe that we currently have sufficient liquidity and capital resources, which include our amounts available under the Revolving Credit Facility, to meet our existing obligations, including quarterly distributions to our shareholders, as approved by our Board of Directors, over the next twelve months.
On December 7, 2007 we amended our existing $250 million credit facility with a group of lenders led by Madison Capital, LLC. The Credit Agreement provides for a Revolving Credit Facility totaling $340 million which matures in November 2012 and a Term Loan Facility totaling $153 million. The Term Loan Facility requires quarterly payments of $0.5 million that commenced March 31, 2008 with a final payment of the outstanding principal balance due on December 7, 2013. The Revolving Credit Facility matures on December 7, 2012. The Credit Agreement permits the Company to increase, over the next two years, the amount available under the Revolving Credit Facility by up to $10 million and the Term Loan Facility by up to $145 million, subject to certain restrictions and Lender approval.
The Revolving Credit Facility allows for loans at either base rate or LIBOR. Base rate loans bear interest at a fluctuating rate per annum equal to the greater of (i) the prime rate of interest published by the Wall Street Journal and (ii) the sum of the Federal Funds Rate plus 0.5% for the relevant period, plus a margin ranging from 1.50% to 2.50% based upon the ratio of total debt to adjusted consolidated earnings before interest expense, tax expense, and depreciation and amortization expenses for such period (the “Total Debt to EBITDA Ratio”). LIBOR loans bear interest at a fluctuating rate per annum equal to the London Interbank Offer Rate, or LIBOR, for the relevant period plus a margin ranging from 2.50% to 3.50% based on the Total Debt to EBITDA Ratio We are required to pay commitment fees ranging between 0.75% and 1.25% per annum on the unused portion of the Revolving Credit Facility. At December 31, 2008 we had no borrowings outstanding under our Revolving Credit Facility and $289.3 million available.
The Term Loan Facility bears interest at either base rate or LIBOR. Base rate loans bear interest at a fluctuating rate per annum equal to the greater of (i) the prime rate of interest published by the Wall Street Journal and (ii) the sum of the Federal Funds Rate plus 0.5% for the relevant period plus a margin of 3.0%. LIBOR loans bear interest at a fluctuating rate per annum equal to the London Interbank Offer Rate, or LIBOR, for the relevant period plus a margin of 4.0%.
On January 22, 2008 we entered into a three-year interest rate swap agreement with our bank lenders, fixing the rate of $140 million at 7.35% on a like amount of variable rate Term Loan Facility borrowings. The interest rate swap is intended to mitigate the impact of fluctuations in interest rates and effectively converts $140 million of our floating-rate Term Loan Facility to a fixed rate basis for a period of three years.
On February 18, 2009, we repaid $75.0 million of our outstanding Term Loan Facility. The balance of our Term Loan Facility subsequent to the repayment was $78.0 million.
On February 18, 2009, we terminated $70.0 million of our outstanding interest rate swap in connection with the repayment of the Term Loan Facility. Termination fees totaled $2.5 million, which represented the fair value of the swap as of February 18, 2009.
Our Term Loan Facility received a B1 rating from Moody’s Investors Service (“Moody’s”), and a BB- rating from Standard and Poor’s Rating Services and our Revolving Credit Facility received a Ba1 rating from Moody’s, reflective of our strong cash flow relative to debt, and industry diversification of our businesses.

We intend to use the availability under our Credit Agreement to pursue acquisitions of additional businesses to the extent permitted under our Credit Agreement and to provide for working capital needs.
The table below details cash receipts and payments that are not reflected on our income statement in order to provide an additional measure of management’s estimate of cash flow available for distribution (“CAD”). CAD is a non-GAAP measure that we believe provides additional information to our shareholders in order to enable them to evaluate our ability to make anticipated quarterly distributions. It is not necessarily comparable with similar measures provided by other entities. We believe that our historic and future CAD, together with our cash balances and access to cash via our debt facilities, will be sufficient to meet our anticipated distributions over the next twelve months. The table below reconciles CAD to net income and to cash flow provided by operating activities, which we consider to be the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Year Ended	Year Ended
	December 31,	December 31,
(in thousands)	2008	2007
Net income attributable to Holdings	$78,294	$40,368
Adjustment to reconcile net income to cash provided by operating activities
Depreciation and amortization	35,021	24,107
Supplemental put expense	6,382	7,400
Noncontrolling shareholders’ notes and other	2,827	1,080
Noncontrolling interest	4,042	11,940
Deferred taxes	(8,911)	(1,295)
Gain on sales of businesses	(73,363)	(35,834)
Amortization of debt issuance cost	1,969	1,224
Other	381	86
Changes in operating assets and liabilities	(6,093)	(7,304)

Net cash provided by operating activities	40,549	41,772
Plus:
Unused fee on Revolving Credit Facility (1)	3,139	2,665
Staffmark integration and restructuring	8,826
Changes in operating assets and liabilities	6,093	7,304
Less:
Maintenance capital expenditures (2)
Advanced Circuits	983	396
Aeroglide	210	420
American Furniture	1,438	140
Anodyne	1,425	1,521
Fox	1,601	—
CBS Personnel	1,589	2,148
HALO	795	326
Silvue	—	455

Estimated cash flow available for distribution	$50,566	$46,335

Distribution paid April	$(10,246)	$(6,135)
Distribution paid July	(10,246)	(9,458)
Distribution paid October	(10,718)	(10,246)
Distribution paid January	(10,718)	(10,246)

Total distributions	$(41,928)	$(36,085)

(1)	Represents the commitment fee on the unused portion of our Revolving Credit Facility.

(2)	Represents maintenance capital expenditures that were funded from operating cash flow and excludes approximately $3.5 million and $3.3 million of growth capital expenditures for the year ended December 31, 2008 and 2007, respectively.
Cash flows of certain of our businesses are seasonal in nature. Cash flows from American Furniture are typically highest in the months of March through June of each year, coinciding with homeowners’ tax refunds. Cash flows from CBS Personnel are typically lower in the first quarter of each year than in other quarters due to reduced seasonal demand for temporary staffing services and to lower gross margins during that period associated with the front-end loading of certain taxes and other payments associated with payroll paid to our employees. Cash flows from HALO are typically highest in the months of September through December of each year primarily as the result of calendar sales and holiday promotions. HALO generates approximately two-thirds of its operating income in the months of September through December
Related Party Transactions and Certain Transactions Involving our Businesses
We have entered into the following related party transactions with our Manager, CGM:
•	Management Services Agreement

•	LLC Agreement

•	Supplemental Put Agreement

•	Cost Reimbursement and Fees
Management Services Agreement - We entered into a management services agreement (“Management Services Agreement”) with CGM effective May 16, 2006. The Management Services Agreement provides for, among other things, CGM to perform services for us in exchange for a management fee paid quarterly and equal to 0.5% of our adjusted net assets. We amended the Management Services Agreement on November 8, 2006, to clarify that adjusted net assets are not reduced by non-cash charges associated with the Supplemental Put Agreement, which amendment was unanimously approved by the Compensation Committee and the Board of Directors. The management fee is required to be paid prior to the payment of any distributions to shareholders. For the year ended December 31, 2008, 2007 and 2006, we incurred $14.7 million, $10.1 million and $4.2 million, respectively, in management fees to CGM.
CBS Personnel paid management fees of approximately $0.5 million for the year ended December 31, 2008 to a separate manager of Staffmark, unrelated to CGM.
LLC Agreement - As distinguished from its provision of providing management services to us, pursuant to the Management Services Agreement, CGM is the owner of 100% of the Allocation Interests in us. CGM paid $0.1 million for these Allocation Interests and has the right to cause us to purchase the Allocation Interests it owns. The Allocation Interests give CGM the right to distributions pursuant to a profit allocation formula upon the occurrence of certain events. Certain events include, but are not limited to, the dispositions of subsidiaries. In connection with the dispositions of Silvue and Aeroglide in 2008 we paid CGM a profit allocation of $14.9 million. In connection with the disposition of Crosman in 2006, we paid CGM a profit allocation of $7.9 million.
Supplemental Put Agreement - Concurrent with the IPO, we and CGM entered into a Supplemental Put Agreement, which may require us to acquire the Allocation Interests, described above, upon termination of the Management Services Agreement. Essentially, the put rights granted to CGM require us to acquire CGM’s Allocation Interests in us at a price based on a percentage of the increase in fair value in our businesses over our basis in those businesses. Each fiscal quarter we estimate the fair value of our businesses for the purpose of determining our potential liability associated with the Supplemental Put Agreement. Any change in the potential liability is accrued currently as a non-cash adjustment to earnings. For the years ended December 31, 2008, 2007 and 2006, we recognized approximately $6.4 million, $7.4 million and $22.5 million in expense related to the Supplemental Put Agreement.
Cost Reimbursement and Fees
We reimbursed our Manager, CGM, approximately $2.6 million, $1.8 million and $0.7 million, principally for occupancy and staffing costs incurred by CGM on our behalf during the years ended December 31, 2008, 2007 and 2006, respectively.
CGM acted as an advisor for each of the 2008 acquisitions (Fox and Staffmark) for which it received transaction service and expense payments of approximately $2.0 million. CGM acted as an advisor for each of the 2007 acquisitions (Aeroglide, HALO and American Furniture) for which it received transaction service and expense payments of approximately $2.1 million.
We have entered into the following related party transactions with our subsidiaries:
Anodyne
On July 31, 2006, we acquired from CGI and its wholly-owned, indirect subsidiary, Compass Medical Mattress Partners, LP (the “Seller”) approximately 47.3% of the outstanding capital stock, on a fully-diluted basis, of Anodyne, representing approximately 69.8% of the voting power of all Anodyne stock. Pursuant to the same agreement, we also acquired from the Seller all of the Original Loans. On the same date, we entered into a Note Purchase and Sale Agreement with CGI and the Seller for the purchase from the Seller of a Promissory Note (“Note”) issued by a borrower controlled by Anodyne’s chief executive officer. The Note was secured by shares of Anodyne stock and guaranteed by Anodyne’s chief executive officer. The Note accrued interest at the rate of 13% per annum and was added to the Note’s principal balance. The balance of the Note plus accrued interest totaled approximately $6.4 million at December 31, 2007. The Note was to mature on August 15, 2008. We recorded interest income totaling $0.5 million, $0.8 million and $0.3 million in 2008, 2007 and 2006, respectively, related to this note.
CGM acted as an advisor to us in the Anodyne transaction for which it received transaction services fees and expense payments totaling approximately $0.3 million in 2006.
On August 8, 2008 we exchanged the aforementioned Note, due August 15, 2008, totaling approximately $6.9 million (including accrued interest) due from the former CEO of Anodyne in exchange for shares of stock of Anodyne held by the CEO. In addition, the former CEO of Anodyne was granted an option to purchase approximately 10% of the outstanding shares of Anodyne, at a strike price exceeding the exchange price, from us in the future for which the former CEO exchanged Anodyne stock valued at $0.2 million (the fair value of the option at the date of grant) as consideration.
In addition, on August 5, 2008 we exchanged $1.5 million in term debt due from Anodyne for 15,500 shares of common stock and 13,950 shares of convertible preferred stock of Anodyne.
As a result of the above transactions our ownership percentage in Anodyne increased to approximately 67% on a primary basis and 57% on a fully diluted basis.
Advanced Circuits
In connection with the acquisition of Advanced Circuits by CGI in September 2005, Advanced Circuits loaned certain officers and members of management of Advanced Circuits $3.4 million for the purchase of 136,364 shares of Advanced Circuit’s common stock. On January 1, 2006, Advanced Circuits loaned certain officers and members of management of Advanced Circuits $4.8 million for the purchase of an additional 193,366 shares of Advanced Circuit’s common stock. The notes bear interest at 6% and interest is added to the notes. The notes are due in September 2010 and December 2010 and are subject to mandatory prepayment provisions if certain conditions are met.
In connection with the issuance of the notes as described above, Advanced Circuits implemented a performance incentive program whereby the notes could either be partially or completely forgiven based upon the achievement of certain pre-defined financial performance targets. The measurement date for determination of any potential loan forgiveness is based on the financial performance of Advanced Circuits for the fiscal year ended December 31, 2010. We believe that the achievement of the loan forgiveness is probable and is accruing any potential forgiveness over a service period measured from the issuance of the notes until the actual measurement date of December 31, 2010. During each of the fiscal years 2008, 2007 and 2006, ACI accrued approximately $1.6 million for this loan forgiveness. This expense has been classified as a component of general and administrative expense. Approximately $5.2 million and $3.7 million is reflected as a component of other non-current liabilities in the consolidated balances sheets as of December 31, 2008 and 2007, respectively, in connection with these two agreements.
On October 10, 2007, we entered into an amendment to our Loan Agreement (the “Amendment”) with ACI, to amend that certain loan agreement, dated as of May 16, 2006, between us and ACI (the “Loan Agreement”). The Loan Agreement was amended to (i) provide for additional term loan borrowings of $47.0 million and to permit the proceeds thereof to fund cash distributions totaling $47.0 million by ACI to Compass AC Holdings, Inc. (“ACH”), ACI’s sole shareholder, and by ACH to its shareholders, including us, (ii) extend the maturity dates of the loans under the Loan Agreement, and (iii) modify certain financial covenants of ACI under the Loan Agreement. Our share of the cash distribution was approximately $33.0 million with approximately $14.0 million being distributed to ACH’s other shareholders. All other material terms and conditions of the Loan Agreement were unchanged.
American Furniture
AFM’s largest supplier, Independent Furniture Supply (“Independent”), is 50% owned by Mike Thomas, AFM’s CEO. AFM purchases polyfoam from Independent on an arms-length basis and AFM performs regular audits to verify market pricing. AFM does not have any long-term supply contracts with Independent. Total purchases from Independent during 2008 totaled approximately $18.4 million. From August 31, 2007 (acquisition date) to December 31, 2007, purchases from Independent totaled approximately $8.4 million.
Fox
Fox leases its principal manufacturing and office facilities in Watsonville, California from Robert Fox, a founder, Chief Engineering Officer and noncontrolling shareholder of Fox.  The term of the lease is through July of 2018 and the rental payments can be adjusted annually for a cost-of-living increase based upon the consumer price index.  Fox is responsible for all real estate taxes, insurance and maintenance related to this property.   The leased facilities are 86,000 square feet and Fox paid rent under this lease of approximately $1.0 million for the year ended December 31, 2008.

Other
We reimbursed CGI, which owns 22.3% of the Trust shares, approximately $2.5 million for costs incurred by CGI in connection with our IPO in 2006.
Contractual Obligations and Off-Balance Sheet Arrangements
We have no special purpose entities or off balance sheet arrangements, other than operating leases entered into in the ordinary course of business.
Long-term contractual obligations, except for our long-term debt obligations, are generally not recognized in our consolidated balance sheet. Non-cancelable purchase obligations are obligations we incur during the normal course of business, based on projected needs.
The table below summarizes the payment schedule of our contractual obligations at December 31, 2008.

					More than
	Total	Less than 1 Year	1-3 Years	3-5 Years	5 Years
Long-term debt obligations (1)	$209,333	$88,282	$26,112	$90,859	$4,080
Capital lease obligations	1,340	485	477	378	—
Operating lease obligations (2)	53,201	13,503	18,040	9,696	11,962
Purchase obligations (3)	133,515	73,983	31,794	27,738	—
Supplemental put obligation (4)	13,411	—	—	—	—

	$410,800	$176,253	$76,423	$128,671	$16,042

(1)	Reflects commitment fees and letter of credit fees under our Revolving Credit Facility and amounts due, together with interest on our Term Loan Facility. We paid $75.0 million of our Term Loan Facility on February 18, 2009. This payment is reflected in the “less than 1 year” column. The impact of a reduction in future interest expense related to this payment has also been reflected in the above table.

(2)	Reflects various operating leases for office space, manufacturing facilities and equipment from third parties.

(3)	Reflects non-cancelable commitments as of December 31, 2008, including: (i) shareholder distributions of $42.9 million, (ii) management fees of $13.8 million per year over the next five years and; (iii) other obligations, including amounts due under employment agreements. Distributions to our shareholders are approved by our Board of Directors each fiscal quarter. The amount approved for future quarters may differ from the amount included in this schedule.

(4)	The supplemental put obligation represents the long-term portion of an estimated liability accrued as if our Management Services Agreement with CGM had been terminated. This agreement has not been terminated and there is no basis upon which to determine a date in the future, if any, that this amount will be paid.
The table does not include the long-term portion of the actuarially developed reserve for workers compensation, which does not provide for annual estimated payments beyond one year. This liability, totaling approximately $40.9 million at December 31, 2008, is included in our consolidated balance sheet as a component of workers’ compensation liability.
Critical Accounting Estimates
The following discussion relates to critical accounting policies for the Company, the Trust and each of our businesses.
The preparation of our financial statements in conformity with GAAP will require management to adopt accounting policies and make estimates and judgments that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates under different assumptions and judgments and uncertainties, and potentially could result in materially different results under different conditions. Our critical accounting estimates are discussed below. These critical accounting estimates are reviewed by our independent auditors and the audit committee of our board of directors.
 Supplemental Put Agreement
In connection with our Management Services Agreement, we entered into a supplemental put agreement with our Manager pursuant to which our Manager has the right to cause the Company to purchase the Allocation Interests then owned by our

Manager upon termination of the management services agreement for a price to be determined in accordance with the supplemental put agreement. We record the supplemental put agreement at its fair value quarterly by recording any change in value through the income statement. The fair value of the supplemental put agreement is largely related to the value of the profit allocation that our Manager, as holder of Allocation Interests, will receive. The valuation of the supplemental put agreement requires the use of complex models, which require highly sensitive assumptions and estimates. The impact of over-estimating or under-estimating the value of the supplemental put agreement could have a material effect on operating results. In addition, the value of the supplemental put agreement is subject to the volatility of our operations which may result in significant fluctuation in the value assigned to this supplemental put agreement.
Derivatives and Hedging
We utilize an interest rate swap (derivative) to manage risks related to interest rates on the last $140.0 million of our Term Loan Facility. Accounting for derivatives as hedges requires that, at inception and over the term of the arrangement, the hedged item and related derivative meet the requirements for hedge accounting. The rules and interpretations related to derivatives accounting are complex. Failure to apply this complex guidance correctly will result in all changes in the fair value of the derivative being reported in earnings, without regard to the offsetting changes in the fair value of the hedged item. Currently the change in fair value is reflected in other comprehensive income.
At December 31, 2008, derivative liabilities were $5.2 million and represented the mark-to-market unrealized loss on our interest rate swap.
On February 18, 2009, the Company terminated a portion of its Swap in connection with the repayment of $75.0 million of the Term Loan Facility. In connection with the termination, the Company reclassified $2.6 million from accumulated other comprehensive loss into earnings. Refer to Note S of the consolidated financial statements for additional information.
Revenue Recognition
We recognize revenue when it is realized or realizable and earned. We consider revenue realized or realizable and earned when it has persuasive evidence of an arrangement, the product has been shipped or the services have been provided to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. Provisions for customer returns and other allowances based on historical experience are recognized at the time the related sale is recognized.
CBS Personnel recognizes revenue for temporary staffing services at the time services are provided by CBS Personnel employees and reports revenue based on gross billings to customers. Revenue from CBS Personnel employee leasing services is recorded at the time services are provided. Such revenue is reported on a net basis (gross billings to clients less worksite employee salaries, wages and payroll-related taxes). We believe that net revenue accounting for leasing services more closely depicts the transactions with its leasing customers and is consistent with guidelines outlined in Emerging Issue Task Force (“EITF”) No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. The effect of using this method of accounting is to report lower revenue than would be otherwise reported.
 Business Combinations
The acquisitions of our businesses are accounted for under the purchase method of accounting. The amounts assigned to the identifiable assets acquired and liabilities assumed in connection with acquisitions are based on estimated fair values as of the date of the acquisition, with the remainder, if any, to be recorded as identifiable intangibles or goodwill. The fair values are determined by our management team, taking into consideration information supplied by the management of the acquired entities and other relevant information. Such information typically includes valuations supplied by independent appraisal experts for significant business combinations. The valuations are generally based upon future cash flow projections for the acquired assets, discounted to present value. The determination of fair values requires significant judgment both by our management team and by outside experts engaged to assist in this process. This judgment could result in either a higher or lower value assigned to amortizable or depreciable assets. The impact could result in either higher or lower amortization and/or depreciation expense.
Goodwill, Intangible Assets and Property and Equipment
Goodwill represents the excess of the purchase price over the fair value of the assets acquired. Trademarks are considered to be indefinite lived intangibles. Trademarks and goodwill are not amortized. However, we are required to perform impairment reviews at least annually and more frequently in certain circumstances.

The goodwill impairment test is a two-step process, which requires management to make judgments in determining certain assumptions used in the calculation. The first step of the process consists of estimating the fair value of each of our reporting units based on a discounted cash flow model using revenue and profit forecasts and comparing those estimated fair values with the carrying values, which include allocated goodwill. If the estimated fair value is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an “implied fair value” of goodwill. The determination of a reporting unit’s “implied fair value” of goodwill requires the allocation of the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Any unallocated fair value represents the “implied fair value” of goodwill, which is then compared to its corresponding carrying value. The impairment test for trademarks requires the determination of the fair value of such assets. If the fair value of the trademark is less than its carrying value, an impairment loss will be recognized in an amount equal to the difference. We cannot predict the occurrence of certain future events that might adversely affect the reported value of goodwill and/or intangible assets. Such events include, but are not limited to, strategic decisions made in response to economic and competitive conditions, the impact of the economic environment on our customer base, and material adverse effects in relationships with significant customers.
Given significant changes in the business climate in the fourth quarter of 2008, we retested goodwill for impairment at two of our reporting units, CBS Personnel and American Furniture at December 31, 2008. In performing this test, we revised our estimated future cash flows, as appropriate, to reflect current market conditions and risk within these industries, as well as market data of our competitors. In each case, no impairment was indicated at this time. If market conditions continue to deteriorate in the markets that CBS Personnel and American Furniture operate, it is likely that we will be required to retest goodwill and indefinite lived intangibles which may result in write downs to their fair value.
The “implied fair value” of reporting units is determined by management and generally is based upon future cash flow projections for the reporting unit, discounted to present value. We use outside valuation experts when management considers that it would be appropriate to do so.
Intangible assets subject to amortization, including customer relationships, non-compete agreements and technology are amortized using the straight-line method over the estimated useful lives of the intangible assets, which we determine based on the consideration of several factors including the period of time the asset is expected to remain in service. We evaluate the carrying value and remaining useful lives of intangible assets subject to amortization whenever indications of impairment are present.
Property and equipment are initially stated at cost. Depreciation on property and equipment is principally computed using the straight-line method over the estimated useful lives of the property and equipment after consideration of historical results and anticipated results based on our current plans. Our estimated useful lives represent the period the asset is expected to remain in service assuming normal routine maintenance. We review the estimated useful lives assigned to property and equipment when our business experience suggests that they may have changed from our initial assessment. Factors that lead to such a conclusion may include physical observation of asset usage, examination of realized gains and losses on asset disposals and consideration of market trends such as technological obsolescence or change in market demand.
We perform impairment reviews of property and equipment, when events or circumstances indicate that the value of the assets may be impaired. Indicators include operating or cash flow losses, significant decreases in market value or changes in the long-lived assets’ physical condition. When indicators of impairment are present, management determines whether the sum of the undiscounted future cash flows estimated to be generated by those assets is less than the carrying amount of those assets. In this circumstance, the impairment charge is determined based upon the amount by which the carrying value of the assets exceeds their fair value. The estimates of both the undiscounted future cash flows and the fair values of assets require the use of complex models, which require numerous highly sensitive assumptions and estimates.
 Allowance for Doubtful Accounts
The Company records an allowance for doubtful accounts on an entity-by-entity basis with consideration for historical loss experience, customer payment patterns and current economic trends. The Company reviews the adequacy of the allowance for doubtful accounts on a periodic basis and adjusts the balance, if necessary. The determination of the adequacy of the allowance for doubtful accounts requires significant judgment by management. The impact of either over or under estimating the allowance could have a material effect on future operating results.

Workers’ Compensation Liability
CBS Personnel is an employer with self-insurance and large deductible plans for its worker’s compensation exposure. CBS Personnel establishes reserves based upon its experience and expectations as to its ultimate liability for those claims using developmental factors based upon historical claim experience. CBS Personnel continually evaluates the potential for change in loss estimates with the support of qualified actuaries. As of December 31, 2008, CBS Personnel had approximately $67.8 million in workers’ compensation liability related to claims, reserves and settlements. The ultimate settlement of this liability could differ materially from the assumptions used to calculate this liability, which could have a material adverse effect on future operating results.
 Deferred Tax Assets
Several of our majority owned subsidiaries have deferred tax assets recorded at December 31, 2008 which in total amount to approximately $23.6 million. These deferred tax assets are comprised of reserves not currently deductible for tax purposes. The temporary differences that have resulted in the recording of these tax assets may be used to offset taxable income in future periods, reducing the amount of taxes we might otherwise be required to pay. Realization of the deferred tax assets is dependent on generating sufficient future taxable income. Based upon the expected future results of operations, we believe it is more likely than not that we will generate sufficient future taxable income to realize the benefit of existing temporary differences, although there can be no assurance of this. The impact of not realizing these deferred tax assets would result in an increase in income tax expense for such period when the determination was made that the assets are not realizable. (See Note M – “Income taxes”)
Recent Accounting Pronouncements
In December 2007, the FASB issued SFAS No. 141R, Business Combinations, or (“SFAS 141R”). SFAS 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statement to evaluate the nature and financial effects of the business combination. SFAS 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. Accordingly, any business combinations we engage in will be recorded and disclosed following existing GAAP until January 1, 2009. We expect SFAS No. 141R will have an impact on our consolidated financial statements when effective, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions we consummate after the effective date. We are still assessing the impact of this standard on our future consolidated financial statements.
In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements—an amendment of ARB No. 51”, or (“SFAS 160”), which we adopted on January 1, 2009. SFAS 160 will significantly change the accounting and reporting related to a non-controlling interest in a subsidiary. Specifically, this statement requires the recognition of a non-controlling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the non-controlling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the non-controlling equity investment on the deconsolidation. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its non-controlling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. After adoption, non-controlling interests will be classified as shareholders’ equity, a change from its current classification between liabilities and shareholders’ equity. Earnings attributable to noncontrolling interests will be included in net income, although such earnings will continue to be deducted to measure earnings per share. Purchases and sales of noncontrolling interests will be reported in equity. We adopted SFAS 160 effective January 1, 2009, and we have adjusted our financial statements as follows:
•	noncontrolling interest of $79.4 million, $21.9 million and $17.7 million have been reclassified from the mezzanine section of the Consolidated Balance Sheets to the equity section of the Consolidated Balance Sheets as of December 31, 2008, December 31, 2007 and December 31, 2006, respectively;

•	consolidated net income (loss) for comparative periods presented has been adjusted to include net income attributable to the noncontrolling interest;

•	consolidated comprehensive income (loss) has been adjusted for comparative periods to include the comprehensive income (loss) attributable to the noncontrolling interest; and

•	net income (loss) and comprehensive income (loss) attributable to Holdings and to the noncontrolling interest are presented separately and earnings per share is based on income (loss) attributable to Holdings’ common stockholders.
In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133”, or (“SFAS 161”). This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. SFAS 161 applies to all derivative instruments within the scope of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133) as well as related hedged items, bifurcated derivatives, and non-derivative instruments that are designated and qualify as hedging instruments. Entities with instruments subject to SFAS 161 must provide more robust qualitative disclosures and expanded quantitative disclosures. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application permitted. We are currently evaluating the disclosure implications of this statement.
On April 25, 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets.” This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets” (which we refer to as SFAS 142). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141 (Revised 2007), “Business Combinations,” and other U.S. GAAP. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The adoption of this FSP may impact the useful lives we assign to intangible assets that are acquired through future business combinations.
On October 10, 2008, the FASB staff issued Staff Position (FSP) No. SFAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active”, or (“FSP 157-3”), which amends SFAS No. 157 by incorporating an example to illustrate key considerations in determining the fair value of a financial asset in an inactive market. FSP 157-3 was effective on October 10, 2008. We have adopted provisions of SFAS No. 157 and incorporated the considerations of this FSP in determining the fair value of our financial assets. FSP 157-3 did not have a material impact on our financial statements.